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EXHIBIT 99.1

MOTHERS WORK, INC.
CONTACT:	Edward M. Krell Senior Vice President— Chief Financial Officer (215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS
99% INCREASE IN THIRD QUARTER NET INCOME
***************

NINE MONTH NET INCOME INCREASE OF 300% VERSUS LAST YEAR

        Philadelphia, PA, July 15, 2002—Mothers Work, Inc. (NASDAQ: MWRK), the world's leading maternity apparel retailer, today announced operating results for the third fiscal quarter ended June 30, 2002.

        Net income for the third quarter of fiscal 2002 was $6.8 million, or $1.45 per common share (diluted), compared to net income for the third quarter of fiscal 2001 of $3.4 million, or $0.95 per common share (diluted), representing a 99% increase in net income and a 53% increase in earnings per share. Net income for the first nine months of fiscal 2002 was $8.6 million, or $2.18 per common share (diluted), compared to net income for the first nine months of fiscal 2001 of $2.2 million, or $0.60 per common share (diluted), representing a 300% increase in net income and a 263% increase in earnings per share.

        Net sales for the third quarter of fiscal 2002 increased 17.9% to $122.6 million from $104.0 million in the same quarter of the preceding year. Comparable store sales increased 4.1% during the third quarter of fiscal 2002 (based on 718 locations) versus a comparable store sales decrease of 2.0% during the third quarter of fiscal 2001 (based on 638 locations). For the quarter ended June 30, 2002, the Company opened 26 new locations and closed 21 locations, including 20 iMaternity stores closed in connection with the consolidation of the acquired store chain, ending the quarter with 898 locations compared to 765 on June 30, 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $17.7 million for the third quarter of fiscal 2002, representing a 30% increase from the $13.6 million EBITDA for the third quarter of fiscal 2001.

        Net sales for the first nine months of fiscal 2002 increased 15.6% to $341.8 million from $295.7 million for the same nine months of the preceding year. Comparable store sales increased 1.0% during the first nine months of fiscal 2002 (based on 665 locations) versus a comparable store sales decrease of 1.0% during the first nine months of fiscal 2001 (based on 607 locations). During the nine months ended June 30, 2002, the Company acquired the 170 store iMaternity business, opened 53 new locations and closed 96 locations, including 91 iMaternity stores closed in connection with the consolidation of the acquired store chain. The Company's increase in sales for the quarter and nine-month periods was primarily due to the increased store count resulting from the iMaternity acquisition and the Company's store openings. EBITDA was $34.9 million for the first nine months of fiscal 2002, representing a 33% increase from the $26.4 million EBITDA for the first nine months of fiscal 2001.

        Net income for the third quarter and first nine months of fiscal 2002 was favorably impacted by the Company's adoption, as of October 1, 2001, of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill no longer be amortized. Through the application of the provisions of this statement, the Company showed improved earnings as a result of not recognizing any goodwill amortization in the third quarter or the first nine months of fiscal 2002, compared to recognizing $0.6 million ($0.16 per diluted common share) and $1.6 million ($0.45 per diluted common share) of goodwill amortization in the third quarter and the first nine months, respectively, of fiscal 2001. However, results for fiscal 2002 include Series C preferred stock dividends and accretion of the discount with respect to the Series C preferred stock, issued in connection with the iMaternity acquisition in October 2001, totaling $0.5 million and $1.4 million for the third quarter and the first nine months, respectively, of fiscal 2002.

        The average diluted shares outstanding of approximately 5.1 million shares for the third quarter of fiscal 2002 includes approximately 0.6 million potential incremental shares relating to the dilutive impact on earnings per share of the common stock conversion features of the Company's Series A preferred stock and Series C preferred stock. The Series A and Series C preferred stock had a dilutive impact on third quarter fiscal 2002 earnings per share due to the magnitude of the Company's net income for the quarter, and the Company expects that these series of preferred stock will not have a dilutive impact on earnings per share for either the fourth quarter of fiscal 2002 or the full year fiscal 2002. The Series A and Series C preferred stock did not have a dilutive impact on earnings per share for the nine-month period of fiscal 2002 or the third quarter and nine-month periods of fiscal 2001, and thus are not reflected in the average diluted shares outstanding for these periods.

        Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, "We are very proud of our performance for the quarter and the year-to-date period. For the quarter, we delivered a 30% increase in EBITDA and essentially doubled our net income versus last year. For the nine month period, we delivered a 33% increase in EBITDA, increased our net income by 300% versus last year, and reduced our line of credit borrowings by $30.7 million. Our comparable store sales increase of 4.1% for the quarter was achieved even with the adverse impact on the quarter of the shift in the timing of Easter from April last year to March this year. We attribute this sales performance to the strong reception of our Spring product lines by our customers, the contribution of our quick response merchandise replenishment process and the successful integration of our October, 2001 iMaternity acquisition. An important factor behind our increased profitability was our gross margin improvement. For both the third quarter and the nine-month period, our gross margin improved by 3.3 percentage points versus last year, primarily reflecting our continued success at reducing product costs through our global sourcing initiatives. In addition, our inventory management initiatives have enabled us to maintain an overall inventory level only 1% higher than last June, while delivering an 18% sales increase for the third quarter and providing inventory for our net 133 stores added since the end of last June. Finally, we are very pleased that we were able to reduce the outstanding borrowings under our line of credit to $1.5 million at June 30, 2002, representing a reduction of $30.7 million since the beginning of our fiscal year (October 1, 2001) and a reduction of $13.4 million compared to June 30, 2001.

        With respect to the remainder of fiscal 2002, for the fourth quarter we are planning for low single digit comparable store sales increases, an improvement in gross margin of approximately 2.0 percentage points versus last year, and an EBITDA margin essentially equal to last year. We expect our capital expenditures for the full year fiscal 2002 to be between $10 and $12 million, of which $5.1 million has been incurred through the end of the third quarter. In connection with our planned offering of shares of common stock and senior notes (for which we have filed registration statements with the Securities and Exchange Commission), during the fourth quarter of fiscal 2002 we expect to incur certain one-time charges related to the early repayment of our existing 12 5/8% Senior Notes and the planned purchase of our Series C Preferred Stock. We believe these one-time charges will reduce net income for the fourth quarter and full year by approximately $3.0 million, including approximately $2.6 million of non-cash charges, and will reduce full year diluted earnings per share by approximately $0.70 per share.

        Looking forward to fiscal 2003 and beyond, our goal is to increase sales by an average of approximately 10% annually over the next three years, based on our plan to open new Motherhood Maternity and Mimi Maternity stores and our planned 1-2% comparable store sales growth. However, we expect somewhat less than 10% sales growth in fiscal 2003, primarily due to the increased number of new store openings beginning in fiscal 2003 and the impact of iMaternity stores closed during fiscal 2002 which contributed to fiscal 2002 sales but will not contribute to fiscal 2003 sales. We also have a goal to increase our gross margin by the end of the next three years by approximately 2.5 percentage points. If we were able to achieve this gross margin goal, we believe our operating income margin would increase by approximately 0.7 percentage points by the end of this three-year period, with the gross margin improvement being partially offset by an expected increase in operating expenses as a percent of sales resulting from new store openings and a low comparable store sales growth assumption. Consistent with these previously mentioned goals, our goal is to increase our earnings per share by approximately 18-20% annually over the next three years. We plan to fund our capital expenditures over the next three years principally from cash flow from operations, and we plan for these expenditures to be higher than fiscal 2002, primarily due to discretionary store remodeling initiatives and a greater number of planned store openings. We are planning our fiscal 2003 capital expenditures to be between $20 and $25 million, with approximately one-third targeted for our store remodeling program."

        As announced previously, the Company will hold a conference call today at 9:00 a.m. EDT, regarding the Company's third quarter fiscal 2002 earnings and certain financial guidance with respect to the remainder of the current fiscal year and the next three fiscal years. You can participate in this conference call by calling (415) 228-4637. Please call ten (10) minutes prior to 9:00 a.m. EDT. The passcode for the conference call is "Mothers Work."

        Mothers Work is the world's largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to "give the customer what she wants, when she wants it". Mothers Work operates 898 maternity locations, including 753 stores and 145 leased departments, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

        The Company has filed with the Securities and Exchange Commission a registration statement relating to shares of its common stock and a second registration statement relating to senior notes that have not yet become effective. The securities covered by these registration statements may not be sold nor may offers to buy be accepted prior to the time the applicable registration statements become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities covered by the registration statements in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

***

        The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including statements regarding planned and expected sales and comparable store sales increases, gross margin and operating income margin improvement, financings and results of operations and earnings goals, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, and other factors set forth in the Company's filings with the Securities and Exchange Commission, or in materials incorporated therein by reference, including the Company's registration statements on Form S-3 filed on June 10, 2002.

MOTHERS WORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/02	6/30/01	6/30/02	6/30/01
Net Sales	$122,599	$103,970	$341,849	$295,669
Cost of Goods Sold	54,566	49,743	160,201	148,473

Gross Profit	68,033	54,227	181,648	147,196
SG&A Expenses, excluding Depreciation & Amortization	50,338	40,581	146,705	120,844

EBITDA	17,695	13,646	34,943	26,352
Depreciation & Amortization	2,329	2,984	7,213	8,966

Operating Income	15,366	10,662	27,730	17,386
Interest Expense	3,330	3,584	10,350	11,298

Income Before Income Taxes	12,036	7,078	17,380	6,088
Income Tax Provision	4,476	3,282	6,464	2,813

Net Income	7,560	3,796	10,916	3,275
Preferred Dividends	761	373	2,294	1,118

Net Income Available to Common Stockholders	$6,799	$3,423	$8,622	$2,157

Income Per Common Share—Diluted	$1.45	$0.95	$2.18	$0.60

Average Shares Outstanding—Diluted	5,097	3,594	3,982	3,599

Selected Balance Sheet Data
(in thousands)

	(unaudited) June 30, 2002	(audited) September 30, 2001	(unaudited) June 30, 2001
Cash and Cash Equivalents	$2,176	$10,358	$1,980
Inventories	71,165	73,090	70,178
Property, Plant and Equipment, Net	46,210	46,025	45,034
Line of Credit Borrowings	1,481	32,229	14,879
Long-Term Debt	98,346	96,179	96,010
Stockholders' Equity	26,264	14,741	14,918

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  EXHIBIT 99.1